EXHIBIT 99.1

Warren Resources Announces Purchase of Monterey Oil Project

NEW YORK, Aug. 5, 2013 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) announced today that it entered into a definitive Purchase, Sale and Exploration Agreement to acquire an undivided 62.5% working interest in the Leroy Pine Project area consisting of various oil and gas leases covering approximately 1,610 acres of land. The Leroy Pine Project is located within the Santa Maria Valley oil field in Santa Barbara County, California. This area was developed by Unocal between 1937 and 1994. Unocal drilled 24 wells that produced a total of 6 million barrels of oil before exiting the project.

Warren anticipates drilling 19 producing wells targeting the oil zones of the Monterey formation and 2 disposal wells. The Company's estimated net acquisition, drilling and development costs are approximately $16 million. Warren expects to commence drilling operations in October 2013 and begin production operations in January 2014. Warren will be the operator of the Leroy Pine Project.

The Leroy Pine Project represents Warren's entry into the Monterey oil formation in California. By U. S. Energy Department estimates, the Monterey oil shale formation accounts for approximately two-thirds of the oil shale reserves in the United States.

Philip A. Epstein, Chairman and Chief Executive Officer of Warren, commented: "Leroy Pine is a project that allows Warren to leverage its skill set in the reactivation and future development of California oil projects. Our drill and learn approach in Leroy Pine will be a stepping stone to the Company's development of additional projects in the Monterey oil formation and other opportunities within California."

The closing of the sale is expected to occur on or before August 30, 2013, and is subject to normal closing conditions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Warren's ability to acquire, drill, develop and commercially operate the drilling prospects identified in this news release. See "Risk Factors" in the company's 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Warren undertakes no obligation to publicly update or revise any forward-looking statements.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

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